EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 (No. 333-114710 and No. 333-125582) for the registration of an aggregate maximum offering price of $500,000,000 of common stock, preferred stock, shares of preferred stock represented by depositary shares, warrants, stock purchase contracts and units, and Form S-8 (No. 333-118361) pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan) of Cedar Shopping Centers, Inc. and in the related Prospectus and Prospectus Supplement of our report dated December 11, 2006 with respect to the Combined Statements of Revenues and Certain Expenses of Elmhurst Square Associates I LLC, Elmhurst Square Associates II LLC and Long Reach Plaza Associates LLC, all included in Cedar Shopping Centers, Inc.’s Current Report on Form 8-K dated September 27, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York December 11, 2006